Virtus ETF Trust II 485BPOS

Exhibit 99(g)(2)

AMENDMENT
TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) is made as of the 29th day of September, 2017 by and between Virtus ETF Trust II (the “Trust”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and Virtus ETF Trust II entered into a Custody Agreement dated as of December 17, 2015 (the “Agreement”) relating to BNY Mellon’s provision of custody services.

B.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Article 1 of the Agreement is hereby amended and supplemented by adding the following Definitions:

““Economic Sanctions Compliance Program” shall mean those programs, policies, procedures and measures designed to ensure compliance with, and prevent violations of, Sanctions.

“Sanctions” shall mean all economic sanctions, laws, rules, regulations, executive orders and requirements administered by any governmental authority of the U.S. (including the U.S. Office of Foreign Assets Control) that are applicable to the Trust.”

2.	Article VIII of the Agreement is hereby amended and supplemented by adding the following:

12.   (a) Throughout the term of this Agreement, the Trust shall maintain, and comply with, compliance policies and procedures that are reasonably designed to ensure the Trust’s compliance with applicable Sanctions.

(b) To the extent available to the Trust, the Trust will promptly provide to the Custodian such information as the Custodian reasonably requests in connection with the matters referenced in this Section 8.8, including information regarding the Accounts, the assets held or to be held in the Accounts, the source thereof, and the identity of any individual or entity having or claiming an interest therein. The Custodian may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 8.8. If the Custodian declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, the Custodian will inform the Trust as soon as reasonably practicable.

3.	Section 1 of Article IX of the Agreement is hereby deleted in its entirety and replaced with the fo1lowing:

“1.    (a)   This Agreement shall continue through September 30, 2022 (the “Initial Term”).

(b)   Upon the expiration of the Initial Term, this Agreement shall continue automatically for a successive term of one (1) year; provided however, that this Agreement may be terminated at the end of its Initial Term or any subsequent date by Custodian upon 90 days’ prior written notice to the other parties, and by the Trust upon 180 days’ prior written notice to Custodian.

(c)    In the event of termination, all reasonable actual expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Trust and paid to Custodian prior to any such conversion.

(d)   If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party even during the Initial Term. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e)    Notwithstanding anything contained in this Agreement to the contrary, if the Trust gives notice to Custodian terminating it as the provider of any of the services hereunder or if the Trust otherwise terminates this Agreement Custodian shall, if requested by the Trust, make a good faith effort to facilitate a conversion to the Trust’s successor service provider, provided that Custodian does not guarantee that it will be

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

VIRTUS ETF TRUST II

By:	/s/ William Smalley
Name:	William Smalley
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Name:	Elizabeth Stubenrauch
Title:	Relationship Manager

SCHEDULE II

SERIES

Virtus Newfleet Dynamic Credit ETF
Virtus Enhanced U.S. Short Equity ETF
Virtus Enhanced U.S. Equity ETF
Virtus DWA Sector Trend ETF